                                                 Barnes Group Inc.
                                                 Executive Office
                                                 123 Main Street
                                                 Bristol, CT 06011-0489 U.S.A.
                                                 Tel. (203) 583-7070

[LOGO]

                                                                   March 3, 1995

   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
   TO BE HELD APRIL 5, 1995
   AND PROXY STATEMENT

The Annual Meeting of Stockholders of Barnes Group Inc. will be held at The Travelers Education Center, 200 Constitution Plaza, Hartford, Connecticut 06103, at 10:30 a.m., Wednesday, April 5, 1995, for the following purposes:

1. to elect four directors;

2. to approve the selection of independent accountants for 1995; and

3. to transact any other business that lawfully may come before the meeting or at any adjournment thereof.

Stockholders of record at the close of business February 7, 1995, will be entitled to vote at the meeting.

Stockholders who do not expect to attend the meeting and wish their stock voted pursuant to the accompanying proxy are requested to date and sign the proxy and return it as soon as possible in the enclosed reply envelope addressed to Barnes Group Inc., Midtown Station, P. O. Box 946, New York, NY 10138-0746.

[signature]

Mary Louise Beardsley
Secretary

        PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS APRIL 5, 1995

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Barnes Group Inc. of proxies to be voted at the Annual Meeting of Stockholders to be held on April 5, 1995, and at any adjournment thereof. A stockholder who signs and returns a proxy in the accompanying form may revoke it by notifying the Secretary of the meeting in person or in writing (including the delivery of a later dated proxy) at any time before it is voted.

                             ELECTION OF DIRECTORS

Four directors are to be elected at the meeting for the terms set forth below or otherwise as provided in the By-Laws. George T. Carpenter, Donna R. Ecton, Juan
M. Steta, and A. Stanton Wells are nominated to succeed themselves for terms expiring at the 1998 Annual Meeting.

Pertinent information concerning the nominees for directors and the eight directors whose terms continue after the meeting is set forth below. Each director has been associated with his/her present organization for at least the past five years unless otherwise noted. None of the organizations listed as business affiliates of the directors is a subsidiary or other affiliate of the Company.

                        THOMAS O. BARNES
- -------------------     Director since 1978
PHOTO                   Current term expires 1997
                        Mr. Barnes, 46, was elected Senior Vice President-Administration of the
- -------------------     Company in December 1993. Prior to then, he was President of The Olson
                        Brothers Company, Plainville, CT, a manufacturer of machined metal parts.
                        He is Chairman of the Benefits Committee of the Board. Mr. Barnes is
                        Chairman and a director of Chapman Machine Co., Director-President of
                        Colonial Realty Corporation, a partner in New Cambridge Realty Company, and a director of The Olson Brothers Company, Bristol Shopping Plaza,
                        Inc., and Whitman General Corporation. He is also Chairman of the Board of
                        Directors of Greater Bristol Health Services Corp., a trustee of Dean
                        College, Secretary and a trustee of the West Cemetery Association, a director of the American Clock and Watch Museum, and an Associate Director
                        of the Bank of Boston Connecticut. Mr. Barnes graduated from the
                        University of Hartford in 1972 with a B.A. degree in business and from the
                        University of Connecticut in 1978 with an M.B.A. degree. Mr. Barnes is the son of Mr. Wallace Barnes.

                        WALLACE BARNES
- -------------------     Director since 1953
PHOTO                   Current term expires 1996
                        Mr. Barnes, 69, joined the Company in 1962. He retired from his position
- -------------------     as Chairman and Chief Executive Officer in 1991. He is Chairman of the
                        Board of Directors, Chairman of the Management Development Committee, and
                        a member of the Executive Committee and the Committee on Directors of the
                        Board. Mr. Barnes is also Chairman of the Board of Rohr Inc. and a director of Aetna Life & Casualty Company, Aetna Life Insurance Company,
                        The Aetna Casualty and Surety Company, The Automobile Insurance Company of
                        Hartford, Connecticut, Loctite Corporation, Rogers Corporation, and
                        Tradewind Turbines Corp. Mr. Barnes graduated from Williams College in
                        1949 with a B.A. degree and from Yale Law School in 1952 with an LL.B.
                        degree.

                        GARY G. BENANAV
- -------------------     Director since 1994
PHOTO                   Current term expires 1997
                        Mr. Benanav, 49, is Executive Vice President of Aetna Life & Casualty
- -------------------     Company. He is a member of the Audit Committee, the Compensation
                        Committee, and the Management Development Committee of the Board. He is a
                        director of Executive Risk Inc. and Vice Chairman of the Capitol Housing
                        Corporation. He is a director of the Greater Hartford Chamber of Commerce and a member of its Executive Committee. Mr. Benanav graduated from the
                        State University of New York in 1967 with a B.A. degree, from the Columbia
                        University Law School in 1970 with a J.D. degree, and from the Columbia
                        University School of Business in 1970 with an M.B.A. degree.

                        WILLIAM S. BRISTOW, JR.
- -------------------     Director since 1978
PHOTO                   Current term expires 1996
                        Mr. Bristow, 41, is New England Region Manager of Roberts Express, Inc., a
- -------------------     provider of expedited transportation services. He is also President of W.
                        S. Bristow & Associates, Inc. which owns a Parcel Plus franchise in North
                        Hampton, NH. From October 1989 to August 1992 he was a regional manager for Parcel Plus, Inc., a franchiser of mail and business services. He is
                        Chairman of the Executive Committee and a member of the Committee on
                        Directors and the Management Development Committee of the Board. He
                        graduated from St. Lawrence University in 1976 with a B.S. degree.

                        ROBERT J. CALLANDER
- -------------------     Director since 1991
PHOTO                   Current term expires 1996
                        Mr. Callander, 64, retired as Vice Chairman of Chemical Banking
- -------------------     Corporation in 1992. He is currently Executive in Residence at the
                        Columbia University School of Business. He is Chairman of the Compensation
                        Committee and a member of the Executive Committee, the Committee on
                        Directors, and the Management Development Committee of the Board. He is a
                        director of Aramark, Inc., Beneficial Corporation, The Latin American
                        Dollar Income Fund, Scudder New Asia Fund, Scudder World Income
                        Opportunities Fund, and Omnicom, Inc. He is a trustee of Drew University, managing director of the Metropolitan Opera Association, and a member of the Council on Foreign Relations. He graduated from Dartmouth College in
                        1952 with a B.A. degree and from the Yale Divinity School in 1955.

                        GEORGE T. CARPENTER
- -------------------     Director since 1985
PHOTO                   Current term expires 1995
                        Mr. Carpenter, 54, is President of The S. Carpenter Construction Company,
- -------------------     Bristol, CT, which is involved in real estate management and general contracting. He is a member of the Executive Committee, the Committee on
                        Directors, and the Management Development Committee of the Board. He is
                        President of the Board of Directors of Carpenter Realty Company and
                        Bristol Shopping Plaza, Inc., and a director of Eagle Financial Corp. and the Eagle Federal Savings Bank. Mr. Carpenter graduated from Wentworth
                        Institute in 1963.

                        DONNA R. ECTON
- -------------------     Director since 1987
PHOTO                   Current term expires 1995
                        Ms. Ecton, 47, is self-employed as a business consultant. From 1991 to
- -------------------     1994, she was President and Chief Executive Officer of Van Houten North
                        America, Inc., and Andes Candies Inc., manufacturers of confectionery products. From 1989-1991 she was Senior Vice President of Nutri/System,
                        Inc., Blue Bell, PA, a weight loss business. She is a member of the Audit
                        Committee, the Compensation Committee, and the Management Development
                        Committee of the Board. She is a director of Vencor, Inc., H & R Block,
                        Inc., and PETsMART, Inc., and a member of the Council on Foreign
                        Relations. Ms. Ecton graduated from Wellesley College in 1969 with a B.A.
                        degree and from Harvard University in 1971 with an M.B.A. degree.

                        MARCEL P. JOSEPH
- -------------------     Director since 1991
PHOTO                   Current term expires 1997
                        Mr. Joseph, 60, is Chairman of the Board and was formerly Chief Executive
- -------------------     Officer and President of Augat Inc., a multi-national manufacturer of electromechanical connectors and other components. He is a member of the
                        Audit Committee, the Compensation Committee, and the Management
                        Development Committee of the Board. Mr. Joseph graduated from Southeastern
                        Massachusetts University with a B.S.M.E. degree in 1957 and from
                        Rensselaer Polytechnic Institute with an M.S.M.E. degree in 1961.

                        THEODORE E. MARTIN
- -------------------     Director since 1993
PHOTO                   Current term expires 1996
                        Mr. Martin, 55, is Executive Vice President-Operations of the Company.
- -------------------     Prior to assuming that position in December 1993, Mr. Martin was President and Chief Operating Officer of the Company's Associated Spring group.
                        Prior to joining the Company in 1990, he was Corporate Vice President of
                        Manufacturing for Herman Miller Inc. He is a member of the Executive
                        Committee of the Board. Mr. Martin is a director of the Greater Hartford
                        Urban League and is a member of the Syracuse University Engineering
                        Advisory Board. He graduated from Syracuse University in 1961 with a B.A.
                        degree and from the University of Hawaii in 1969 with an M.B.A. degree.

                        JUAN M. STETA
- -------------------     Director since 1974
PHOTO                   Current term expires 1995
                        Mr. Steta, 68, is of counsel to the law firm of Santamarina Y Steta,
- -------------------     Mexico, D.F., Mexico of which he was a partner prior to 1992. He is
                        Chairman of the Audit Committee and a member of the Compensation Committee and the Management Development Committee of the Board. Mr. Steta is a
                        director of The Gillette Company. He is Chairman of the Board of T & N de
                        Mexico, and serves as a director of numerous other companies in Mexico, including General Motors de Mexico, SKF Industrias, and BIP Plastics. He
                        is a trustee of the law school of the Pan American University, and is a past president of the University Club of Mexico. Mr. Steta graduated from
                        Collegio Frances Morelos (Mexico City) in 1943 with a B.A. degree and received his law degree from the National University of Mexico.

                        K. GRAHAME WALKER
- -------------------     Director since 1988
PHOTO                   Current term expires 1997
                        Mr. Walker, 57, is Chairman and Chief Executive Officer of The Dexter
- -------------------     Corporation, Windsor Locks, CT, a global manufacturer of specialty materials for high technology markets. He is Chairman of the Committee on
                        Directors and a member of the Audit Committee and the Management
                        Development Committee of the Board. He is Chairman of Life Technologies
                        Inc., Chairman of the Connecticut Business and Industry Association, a
                        director of the New England Air Museum, and a regent of the University of
                        Hartford. Mr. Walker graduated from Merchant Taylors' School
                        (Hertfordshire, England) in 1955, from the Britannia Royal Naval College
                        (Dartmouth, England) in 1957, and from the Institute of Mechanical
                        Engineers (London, England) in 1962.

                        A. STANTON WELLS
- -------------------     Director since 1993
PHOTO                   Current term expires 1995
                        Mr. Wells, 64, is President and Chief Executive Officer of the Company.
- -------------------     Prior to assuming that position in December 1993, Mr. Wells had been
                        Executive Vice President-Finance of the Company. He is a member of the
                        Executive Committee and the Committee on Directors of the Board. He was an
                        associate director of the Connecticut Bank and Trust Company and is a former Chairman of the Board of Trustees of the Connecticut Policy and
                        Economic Council and a former trustee and Treasurer of the Library
                        Association of Wilton, CT. He graduated from Yale University in 1953 with a B.S. degree and from Harvard University in 1957 with an M.B.A. degree.

THE BOARD AND ITS COMMITTEES

In 1994, the Board held nine meetings and the Executive Committee held two meetings. The Audit Committee is responsible for matters relating to accounting policies and practices, financial reporting, and the internal control structure. Each year it recommends to the Board the appointment of a firm of independent accountants to audit the financial statements of the Company. It reviews with representatives of the independent accountants the scope of their audit of the Company's financial statements, results of audits, audit fees, and any recommendations with respect to the internal control structure. The Audit Committee also reviews non-audit services rendered by the Company's independent accountants and periodically meets with or receives reports from principal corporate officers and the Director, Internal Audit. The Audit Committee held four meetings in 1994. The Benefits Committee, which met three times last year, administers the Company's pension, profit-sharing and welfare benefits plans. The Compensation Committee, which met four times last year, administers the incentive and stock plans referred to below, sets the salary for the President and Chief Executive Officer and the other senior officers of the Company, and reviews and approves the compensation of the Company's other officers. The Committee on Directors, which met two times last year, makes recommendations concerning Board membership, functions, and compensation. The Management Development Committee is responsible for planning management succession of the Company's senior officers, reviewing the performance of the Chief Executive Officer, and monitoring management resources and the performance of key executives. The Management Development Committee met three times in 1994. All of these committees are standing committees of the Board.

COMPENSATION OF DIRECTORS

The annual retainer for directors is $15,000 except that the retainer for the Chairman of the Board of Directors is $25,000. The fee for attending a meeting is $1,000 ($1,500 if held outside of Connecticut or New York City), except that the committee chairman receives an additional $200 for each meeting at which he or she presides. Messrs. T. Barnes, Martin, and Wells receive no retainer or meeting fees for service as directors. The grant of rights to receive stock and the payment of dividend equivalents under the stock plan for non-employee directors discussed below are additional forms of compensation.

TRANSACTIONS WITH DIRECTORS OR THEIR FIRMS

During the first three months of 1994, Mr. W. Barnes received $6,250 per month for consulting services plus $2,750 per month as a contribution towards his office expenses, under the terms of a three-year consulting arrangement that expired on March 31, 1994. The Company entered into a new two-year consulting contract with Mr. W. Barnes that commenced April 1, 1994. The contract provides for payment of $60,000 annually. The Company and its Mexican subsidiaries have retained Mr. Steta's law firm this year and during the past year. Companies in which Mr. Carpenter is a major stockholder rented warehouse space to the Company at a rate of approximately $67,000 per year and acted as general contractor for construction work performed at the Company's Bristol, CT spring plant. The contract price for the job, which was put out to bid, was $704,000.

NEXT ANNUAL MEETING

The Board of Directors requests that any stockholder who wishes to recommend nominees for directors submit names of such nominees in writing to the Secretary of the Company at its address given above prior to December 1, 1995. Stockholders wishing to submit proposals for inclusion in the Company's proxy statement for the 1995 Annual Meeting of Stockholders must submit proposals to the Company at such address by November 4, 1995.

                          MANAGEMENT'S STOCK OWNERSHIP

As of February 14, 1995, the Company's directors, five most highly-paid executive officers, and its directors and officers as a group, beneficially owned the number of shares of the Company's common stock shown below:

                                          Amount and
                                          Nature of
            Name of Person                Beneficial      Percent of
               or Group                   Ownership1     Common Stock
- ---------------------------------------------------------------------
Thomas O. Barnes2                           452,234            7.0%
Wallace Barnes2                             442,095            6.9%
Gary G. Benanav                                 530              *
John E. Besser                               23,742              *
William S. Bristow, Jr.                      45,402              *
Robert J. Callander                             943              *
George T. Carpenter                          58,346              *
Donna R. Ecton                                  813              *
Ali A. Fadel                                  6,160              *
Marcel P. Joseph                                843              *
Theodore E. Martin                           33,139              *
Juan M. Steta                                 4,227              *
K. Grahame Walker                             1,017              *
A. Stanton Wells                             35,825              *
Directors & Officers as a Group (19)      1,168,834           18.2%
- ---------------------------------------------------------------------

* Less than 1% of common stock or votes.

NOTES TO THE STOCK OWNERSHIP TABLE:

(1) The person or group has sole voting and investment power with respect to the shares listed in this column, except as set forth in this Note. Mr. T. O. Barnes has sole voting power and no investment power with respect to 241,092 shares pursuant to a revocable power of attorney given to him by Mr. W. Barnes. To avoid duplication, these shares, over which Mr. W. Barnes has sole investment power, are included in Mr. T. O. Barnes' holdings only. Mr. T. O. Barnes also has sole voting and shared investment power with respect to 120,479 shares and no voting and shared investment power with respect to 22,056 shares. Mr. W. Barnes has sole voting and shared investment power with respect to 278,001 shares. 55,482 of Mr. Carpenter's shares are held by corporations over which he has voting control. All of Mr. Bristow's shares are held in a trust which he has the power to revoke. In addition, Messrs. T. O. Barnes, W. Barnes, Besser, Martin, and Wells share investment power with respect to 3,000 shares; to avoid duplication, these shares are included in Mr. T. O. Barnes' holdings only.

The shares listed for Messrs. T. O. Barnes, Besser, Fadel, Martin, and Wells, and the Directors and Officers as a group include 2,500, 16,250, 4,975, 23,850, 23,125, and 116,750 shares, respectively, which they have the right to purchase within 60 days after February 14, 1995. The shares listed for Messrs. T. O. Barnes, Besser, Fadel, Martin, and Wells, and the Directors and Officers as a group also include 393, 4,516, 1,185, 1,952, 5,198, and 26,027 shares, respectively, over which they have voting power and limited investment power. These shares are held under the Company's Guaranteed Stock Plan (an employee stock ownership plan). The number of shares reported as beneficially owned have been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(2) His address is 123 Main Street, Bristol, CT 06011-0489.

The Board of Directors believes that, except for matters required to be submitted to stockholders, the Company is controlled by its Board of Directors acting as such. The Messrs. Barnes and Bristow may also be considered in control of the Company; they and members of their families beneficially own approximately 30% of the Company's outstanding common shares.

The Company believes that its officers and directors have complied in 1994 with the filing requirements of Section 16(a) of the Securities Exchange Act of 1934.

STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

In 1987, the Company adopted a plan under which the non-employee directors have been granted the right to receive 2,000 shares each of the common stock of the Company when their membership on the Board terminates. The plan provides that each newly elected director will receive the same grant. The plan also provides for the payment of dividend equivalents equal to 2,000 times the dividend per share for each dividend payment date.1

HOLDERS OF MORE THAN 5% OF VOTES

In addition to Mr. T. O. Barnes and Mr. W. Barnes, Mr. Carlyle F. Barnes and the institutions set forth below held stock representing more than 5% of the votes entitled to be cast at the Annual Meeting.

Mr. Carlyle F. Barnes, Peacedale Street, Bristol, CT 06010, reported that as of December 31, 1994, he beneficially owned 497,808 (7.7%) shares of the Company's common stock. He has sole voting and investment power with respect to 144,823 shares, sole voting power and shared investment power with respect to 130,743 shares, and shared voting and shared investment power with respect to 222,242 shares.

As of December 31, 1994, State Street Bank and Trust Company, 225 Franklin Street, Boston, MA 02110, ("State Street") reported that it held 1,184,332 (18.4%) shares of the Company's common stock in its capacity as trustee for the Company's Guaranteed Stock Plan (an employee stock ownership plan).

- ---------------------------------------------------------------
1 Mr. T. O. Barnes became a participant in the plan when it was adopted in 1987. He became an employee in 1993 and continues to participate in the plan.

The plan provides that the stock shall be voted by the Trustee as directed by the participants in the plan. State Street also reported that it had sole voting and investment power with respect to 22,500 shares.

As of December 31, 1994, Fleet Bank, N.A., One Constitution Plaza, Hartford, CT 06115, ("Fleet") reported that it was the beneficial owner of 1,183,540 (18.4%) shares of the Company's common stock. Fleet reported that it had sole voting and sole investment power with respect to 353,948 shares (of which 45,402 shares are included above as beneficially owned by Mr. Bristow), sole voting and shared investment power with respect to 4,734 shares, sole voting and no investment power with respect to 3,152 shares (of which 3,000 shares are included above as beneficially owned by Mr. T. O. Barnes), shared voting and shared investment power with respect to 161,360 shares, shared voting and no investment power with respect to 234 shares, and no voting and shared investment power with respect to 660,112 shares. Of the last number, 142,535 shares are included above as beneficially owned by Mr. T. O. Barnes and 278,001 shares as beneficially owned by Mr. W. Barnes.

As of December 31, 1994, Mitchell Hutchins Institutional Investors, Inc., 1285 Avenue of the Americas, New York, NY 10019, reported that it was the beneficial owner of 560,600 (8.8%) shares of the Company's common stock. It has shared voting power and shared investment power with respect to all shares of the Company's stock which it owns.

                         EXECUTIVE OFFICER COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

The Company's compensation program for executive officers is designed to attract, retain, and motivate superior executive talent and to align a significant portion of each officer's total compensation with the performance of the applicable business unit, the Company, and the interests of our stockholders. To this end, the Company has implemented a competitive total compensation program for executive officers composed of the following elements which are separately discussed below: base salary, annual bonus, and long-term compensation, including awards under the Company's Long Term Incentive Plan and stock options.

BASE SALARY

Base salaries for the chief executive officer and the other executive officers are established by considering competitive levels for positions of similar responsibility, the experience of the individual, and his/her expected contribution to the Company. Merit increases are determined by evaluating the overall performance of the individual, including the performance of the business unit for which the officer has responsibility, overall Company performance, and by competitive levels.

Mr. Wells became President and Chief Executive Officer in December 1993. In determining his base compensation, the Committee primarily took into account his experience, his expected contributions to the Company, and the salaries of chief executive officers of companies similar in size to Barnes Group. Consistent with guidelines relating to the time interval between salary increases, Mr. Wells did not receive a salary increase in 1994.

ANNUAL BONUSES

Annual bonuses may be earned by executive officers and other key employees under the Company's annual bonus plans. Payments under these plans are based on the performance of the business unit over which the individual has a direct influence. The Committee establishes annual financial measurements in terms of thresholds, targets, and maximums for the Company and each major operating unit, the achievement of which will determine the level of the bonus. The measurements for the Company, which are applicable to the President and Chief Executive Officer, the Executive Vice President-Operations, and the corporate staff officers, are based on the Company's consolidated income before taxes (after taxes in 1995) and before certain one-time provisions such as restructuring charges. The measurements for operating units, which are applicable to officers having direct responsibilities relating to one of the Company's three operating units, are based on the operating income of the applicable unit less a charge for the capital employed by the unit. A maximum of 42.5% (50% in 1995) of salary is payable for achievement of financial goals.

In 1994, the annual bonus plans applicable to executive officers also involved the establishment of personal objectives which may or may not involve financial targets. A maximum of 7.5% of salary was payable for achievement of personal goals. Any payment for achievement of personal objectives is contingent upon the relevant business unit achieving the threshold targets set under the financial portion of the annual bonus plans.

The Committee approved the personal objectives for the President and Chief Executive Officer and evaluated his performance against those objectives. Personal objectives for the other executive officers were established and evaluated by the officer to whom they report. In 1995, no bonus will be awarded based on the achievement of personal objectives. The award of bonuses will be based solely on the achievement of the Company's financial goals. The Company's performance in 1994 was strong, and its earnings per share increased from $0.70 in 1993 to $3.20 in 1994. Mr. Wells received a bonus of $160,879 for 1994.

LONG TERM COMPENSATION

Management and the Committee believe that in the long run, stockholder value is created by the generation of cash flow in excess of the risk-adjusted cost of the stockholders' equity invested in the Company. The Company's Long Term Incentive Plan ("LTIP") rewards executive officers for increasing over time the excess of cash flow from operations over the risk-adjusted cost of equity.

Under the LTIP, the Committee grants performance units to executive officers, and cash payments are equal to the increase in the value of the performance units over a three-year period. The value of a performance unit for any single year is a function of cash flow from operations, less the risk-adjusted cost of equity capital, for the current year plus the previous four years. Awards for the three-year cycle are paid in the year following the end of the cycle.

Awards under the LTIP paid in 1994 were based on a small increase in the value of performance units over the three-year period from 1991 to 1993 resulting from an increase in cash flow in excess of the cost of equity capital. In 1994, Mr. Wells received a payment of $4,122 for the 1991-1993 period.

Under the 1991 Barnes Group Stock Incentive Plan, which was approved by the stockholders, the Committee grants stock options to executive officers and other key executives. Like the LTIP, stock options are designed to align the interests of executives with those of the stockholders. Except for one-time initial grants (which have been at 85% of market value) to certain senior executive officers upon assumption of their positions, options have been granted at the market price of the stock on the date of grant. In July 1993, the Committee decided to make special option grants at that time to executive officers and other key managers which would be in lieu of grants which would normally be given in the four-year period 1994 through 1997. To ensure that option recipients are not rewarded unless stockholders have had good gains, these options contain special provisions relating to exercisability. They do not become exercisable until 1997 at the earliest, and then only if the market price of the Company's stock is $44. (The exercise price is $31.25, the market price on the date of grant.) If the stock does not reach $44 for at least 30 consecutive trading days during the period 1/1/97 to 7/16/97, the hurdle price increases at the rate of 8% per year thereafter. In 1993, Mr. Wells received options under this special grant to purchase 14,800 shares. In recognition of Mr. Wells' additional responsibilities in assuming the position of President and Chief Executive Officer, he received additional options in January 1994, under the terms of the special grant, for 28,400 shares at an exercise price of $31.13, the market price on the date of the additional grant.

The number of performance units granted under the LTIP and the number of stock options granted under the Stock Incentive Plan are based on the performance of the individual and the market median of long term incentive opportunities for persons in similar positions at companies whose size is comparable to Barnes Group.

CONCLUSION

The Committee believes that the elements of the compensation programs described above combine to provide competitive total compensation packages to the Company's executive officers. Most importantly, an executive's total compensation is heavily dependent on corporate performance in a manner which aligns the interests of the executive with those of the stockholders over the long term.

                                       COMPENSATION COMMITTEE:

                                       Robert J. Callander, Chairman
                                       Gary G. Benanav
                                       Donna R. Ecton
                                       Marcel P. Joseph
                                       Juan M. Steta

COMPENSATION

The following table sets forth compensation paid by the Company to its Chief Executive Officer and to the four remaining most highly-paid persons who were executive officers at the end of 1994 based on salary and any payments made under the Company's annual bonus plan.

                           SUMMARY COMPENSATION TABLE

                                                                                        Long Term Compensation
                                                                                       -------------------------
                                                                                         Awards        Payouts
                                                                                       ----------     ----------
                                                       Annual Compensation
                                               -----------------------------------
                                                                           Other       Securities                       All
                                                                          Annual       Underlying                      Other
                                                                          Compen-       Options          LTIP         Compen-
  Name and principal position(a)      Year      Salary       Bonus       sation(b)        (#)         Payouts(c)     sation(d)
- ----------------------------------    ----     --------     --------     ---------     ----------     ----------     ---------
A. S. Wells                           1994     $325,008     $160,879      $16,031        28,400        $  4,122       $38,054
President and CEO                     1993      238,039          -0-       15,333        18,500          57,987        32,462
                                      1992      223,668          -0-        4,102         3,700         113,454        24,934

T. E. Martin                          1994      280,008      139,164        8,866        13,200           3,060        22,107
Executive Vice President -            1993      201,160      100,580        9,046        18,600          32,405        19,114
Operations                            1992      180,150       88,274        2,562         3,800          37,961        13,424

J. E. Besser                          1994      220,008      106,923        7,454         4,400           3,276        18,133
Senior Vice President -               1993      176,454          -0-        6,708        13,000          42,069        16,423
Finance and Law                       1992      168,864          -0-        1,862         2,600          83,945        11,454

T. O. Barnes                          1994      180,000       89,280          -0-        23,200             -0-         9,596
Senior Vice President -               1993        7,826          -0-          -0-           -0-             -0-           -0-
Administration                        1992           --           --           --            --              --            --

A. A. Fadel                           1994      167,404       83,702          905        26,200             -0-         6,122
Vice President, Barnes                1993      113,316       54,391          -0-         4,700             -0-         5,288
Group Inc. and President,             1992      104,178       51,047          -0-           900             -0-         3,823
Associated, Spring

(a) Messrs. Wells, Martin and Besser were promoted to these positions in December 1993, and Mr. Barnes became a Company officer at the same time. Mr. Fadel assumed his current position in January 1994.

(b) Reimbursement for taxes paid on insurance premiums paid by the Company. The figure for Mr. Martin also includes "above-market" interest (as defined in rules promulgated by the Securities and Exchange Commission) paid on deferred compensation.

(c) Payment in the designated year with respect to three-year performance cycles ending the prior year. Thus, the payment made in 1994 covered the three-year cycle ending in 1993.

(d) Includes Company-matching contributions under the Guaranteed Stock Plan and premiums paid for life insurance. In the case of Mr. Barnes, it also includes the amount of dividend equivalents that he received under the Company's Non-Employee Director Deferred Stock Plan described on page 7.

STOCK OPTIONS

The following table provides information on grants of stock options in 1994 pursuant to the 1991 Barnes Group Stock Incentive Plan to the executive officers listed in the Summary Compensation Table.

                           OPTION/SAR GRANTS IN 1994

                                                                                 Potential Realizable
                                                                                   Value at Assumed
                                                                                   Annual Rates of
                  Number of    Percent of                                            Stock Price
                  Securities     Total                                             Appreciation to
                  Underlying    Options                  Market                   End of Option Term
                   Options     Granted to    Exercise   Price On                      in 2004(b)
                  Granted(a)   Employees      Price     Date of    Expiration   ----------------------
      Name           (#)        in 1994       ($/Sh)     Grant        Date         5%          10%
- ----------------  ---------   ------------   --------   --------   ----------   ---------  -----------
A. S. Wells         28,400        24.2%       $31.13     $31.13      1/20/04    $     -0-   $1,408,924
T. E. Martin        13,200        11.3         31.13      31.13      1/20/04          -0-      654,852
J. E. Besser         4,400         3.8         31.13      31.13      1/20/04          -0-      218,284
T. O. Barnes        13,200        19.8         31.13      31.13      1/20/04          -0-      654,852
                    10,000                     26.46      31.13      1/20/04      242,500      542,800
A. A. Fadel         11,200        22.3         31.13      31.13      1/20/04          -0-      555,632
                    15,000                     26.46      31.13      1/20/04      363,750      814,200

(a) Except for 10,000 options granted to Mr. Barnes and 15,000 options granted to Mr. Fadel, the options expiring on 1/20/04 do not become exercisable until 1997 at the earliest and then only if the stock price reaches $44 per share for at least 30 consecutive trading days during the period 1/1/97-7/16/97. If the stock price does not reach $44 for at least 30 consecutive trading days during the period 1/1/97-7/16/97, the hurdle rate increases at the rate of 8% per year thereafter. The 10,000 and 15,000 options granted to Messrs. Barnes and Fadel, respectively, vest at the rate of 25% per year and are fully vested four years from the grant date.

(b) With respect to options expiring on January 20, 2004, the stock price in 2004 would be $50.71 based on 5% annual appreciation from the price on the date of the grant and $80.74 based on 10% annual appreciation.

The following table provides information relating to stock option exercises in 1994 by the named executive officers and the number and value of each such officer's unexercised in-the-money options/SARs on December 31, 1994, based on the difference between the exercise price and the year-end stock price.

     AGGREGATED OPTION/SAR EXERCISES IN 1994 AND YEAR-END OPTION/SAR VALUES

                                                      Number of               Value of unexercised
                                              unexercised options/SARs            in-the-money
                                                 at fiscal year end               options/SARs
                   Shares                           (No. Shares)               at fiscal year-end
                 acquired on      Value      ---------------------------   ---------------------------
     Name        exercise(#)   Realized($)   Exercisable   Unexercisable   Exercisable   Unexercisable
- ---------------  -----------   -----------   -----------   -------------   -----------   -------------
A. S. Wells           -0-        $   -0-        20,350         48,750       $  99,169      $  26,594
T. E. Martin        2,200         20,174        21,050         33,650         275,595         27,025
J. E. Besser          -0-            -0-        14,300         18,700          69,687         18,688
T. O. Barnes          -0-            -0-           -0-         23,200             -0-        115,400
A. A. Fadel           -0-            -0-           725         31,075           2,775        179,175

LONG TERM INCENTIVE PLAN AWARDS

The following table provides information relating to grants of performance units in 1994 under the Company's Long Term Incentive Plan.

                 LONG TERM INCENTIVE PLANS -- AWARDS IN 1994(a)

                      Number of           Performance
    Name         Performance Units(b)       Period
- -------------    --------------------     -----------
A. S. Wells             85,800             1994-1996
T. E. Martin            73,900             1994-1996
J. E. Besser            42,600             1994-1996
T. O. Barnes            34,900             1994-1996
A. A. Fadel             32,900             1994-1996

(a) Under the Company's Long Term Incentive Plan ("LTIP"), there are no thresholds, targets, or maximums as those terms are used in the Securities and Exchange Commission's rules. Payments are based on the increase in the value of performance units during the indicated performance period. The value of a performance unit over the three-year period ending December 31, 1994 increased by $0.22. However, this is not necessarily representative of the increase, if any, that will occur during the period 1994-1996. During 1994, the first year of the current performance period, the value of a performance unit increased by $1.58. Payments under the LTIP made in the prior three years are shown in the Summary Compensation Table on page 10.

(b) Performance units granted under the Company's Long Term Incentive Plan are described in the Report of the Compensation Committee on page 9.

PENSION PLANS

The following table gives examples of estimated annual retirement benefits payable to an executive officer who retired in 1994 at age 65 under the Company's Salaried Retirement Income Plan, Retirement Benefit Equalization Plan, and Supplemental Executive Retirement Plan.

                               PENSION PLAN TABLE

                                             Years of Service
                 -------------------------------------------------------------------------
Remuneration        15           20           25           30           35           40
- ------------     --------     --------     --------     --------     --------     --------
  $125,000       $ 43,778     $ 58,370     $ 72,963     $ 76,088     $ 79,213     $ 82,338
   150,000         52,965       70,620       88,275       92,025       95,775       99,525
   175,000         62,153       82,870      103,588      107,963      112,338      116,713
   200,000         71,340       95,120      118,900      123,900      128,900      133,900
   250,000         89,715      119,620      149,525      155,775      162,025      168,275
   300,000        108,090      144,120      180,150      187,650      195,150      202,650
   350,000        126,465      168,620      210,775      219,525      228,275      237,025
   400,000        144,840      193,120      241,400      251,400      261,400      271,400
   450,000        163,215      217,620      272,025      283,275      294,525      305,775
   500,000        181,590      242,120      302,650      315,150      327,650      340,150

The compensation included in determining earnings for retirement plan purposes includes only annual salaries as shown in the first column of the Summary Compensation Table. Years of service as of December 31, 1994, for the named executive officers are as follows: A. S. Wells, 15 years; T. E. Martin, 4 years;
J. E. Besser, 14 years; T. O. Barnes, 1 year; and A. A. Fadel, 3 years. Benefits are computed based on a straight-life annuity. Although Social Security benefits are taken into account in the formula under which benefits are calculated, the amounts set forth in the table are not subject to deduction for Social Security or other offset amounts.

                               PERFORMANCE GRAPH

A stock performance graph based on cumulative total returns (price change plus reinvested dividends) for $100 invested on December 31, 1989, is set forth below.

   COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN BETWEEN BARNES GROUP INC., THE S&P 500 INDEX, AND THE S&P MANUFACTURING (INDUSTRIAL DIVERSIFIED) INDEX

                                                                      S&P
                                                                 MANUFACTURING
      MEASUREMENT PERIOD         BARNES GROUP                     (INDUSTRIAL
    (FISCAL YEAR COVERED)            INC.           S&P 500      DIVERSIFIED)
1989                                       100             100             100
1990                                        94              97              99
1991                                       133             126             121
1992                                       120             135             131
1993                                       128             148             159
1994                                       161             150             164

                APPROVAL OF SELECTION OF INDEPENDENT ACCOUNTANTS

In the fourth quarter of each year the Audit Committee of the Board of Directors makes a recommendation to the Board of Directors concerning the selection of independent accountants for the next fiscal year. Although not required by the Company's Restated Certificate of Incorporation or its By-Laws, it has been the practice for many years to have the stockholders act on a proposal of the Board of Directors relating to the selection of independent accountants.

As part of its ordinary procedure, the Audit Committee met in the fourth quarter of 1993 to consider the selection of independent accountants for 1994. The Audit Committee, upon the recommendation of management, decided that it was in the Company's best interests to change its independent accountants. The Committee recommended to the Board of Directors that Price Waterhouse LLP be selected as the Company's independent accountants for 1994. At a meeting held on December 15, 1993, the Board of Directors accepted the recommendation of the Audit Committee and proposed that the stockholders approve the selection of Price Waterhouse LLP as the Company's independent accountants for 1994. At the Company's Annual Meeting on April 6, 1994, the Company's stockholders approved the selection of Price Waterhouse LLP as the Company's independent accountants.

The report of Ernst & Young LLP dated January 28, 1994 for the fiscal year ended December 31, 1993, contained no adverse opinion, disclaimer of opinion, or qualification or modification as to uncertainty, audit scope or accounting principles, except that the report reflected that the Company adopted effective January 1, 1992 Financial Accounting Standards 109, 106, and 112 relating to income taxes and certain post-retirement and post-employment benefits. Ernst & Young LLP agreed with the adoption of these accounting standards. The report of Price Waterhouse LLP dated January 23, 1995, for the fiscal year ended December 31, 1994, contained no adverse opinion, disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles.

Ernst & Young LLP did not perform any work for the Company in 1994. With respect to the fiscal year ended December 31, 1993, there were no disagreements between the Company and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its report. No reportable event described in paragraph (a)(1)(v) of Item 304 of Regulation S-K has occurred during the Company's fiscal years ended December 31, 1993, and December 31, 1994.

Prior to engaging Price Waterhouse LLP, the Company did not consult with it during the fiscal years ended December 31, 1993, and December 31, 1994, on the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, or any matter that was the subject of any disagreement or any reportable event.

The accompanying proxy will be voted for approval of selection of Price Waterhouse LLP as independent accountants unless otherwise specified by the stockholder. A representative of Price Waterhouse LLP is expected to be present at the meeting with the opportunity to make a statement if the representative wishes and to be available to respond to appropriate questions.

                                    GENERAL

The cost of solicitation of proxies will be borne by the Company. Such solicitation will be made by mail and may also be made by the Company's regular officers and employees personally or by telephone, facsimile, or telegram without additional compensation. The Company may also reimburse brokers, dealers, banks, voting trustees, or their nominees, for their reasonable expenses in sending proxies, proxy material, and annual reports to beneficial owners. The Company has retained Georgeson & Company Inc., Wall Street Plaza, New York, NY 10005, to aid in the solicitation of proxies. Georgeson & Company will solicit proxies by personal interview, telephone, telegraph, and mail and may request brokerage houses and other nominees and fiduciaries or custodians to forward soliciting materials to beneficial owners of the Company's stock. For these services, the Company will pay a fee of approximately $7,000, plus expenses.

The Company had outstanding 6,437,865 shares of common stock as of February 7, 1995, each of which is entitled to one vote. Only holders of record at the close of business on February 7, 1995, will be entitled to vote.

Directors are elected by a plurality of the vote cast in the election of directors. Under applicable Delaware law, abstentions and broker non-votes will be disregarded and have no effect on the outcome of the election.

If a nominee for director should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. The Board has no reason to believe the persons nominated will be unable to serve if elected. The Board does not know of any matters to be presented for consideration at the meeting other than the matters described in items 1 and 2 of the Notice of Annual Meeting; however, if other matters are presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment. All shares represented by the accompanying proxy, if the proxy is given prior to the meeting, will be voted in the manner specified therein.

By order of the Board of Directors.

[signature]

Mary Louise Beardsley
Secretary

March 3, 1995

                        (LOGO)Printed on Recycled Paper

Barnes Group Inc.
Executive Office
123 Main Street
Bristol, CT 06011-0489 U.S.A.


[LOGO]

                        1995 - BARNES GROUP INC. - PROXY
                         ANNUAL MEETING OF STOCKHOLDERS
                           APRIL 5, 1995 - 10:30 A.M.
   THE TRAVELERS EDUCATION CENTER, 200 CONSTITUTION PLAZA, HARTFORD, CT 06103

The undersigned stockholder of Barnes Group Inc. hereby appoints Gary G. Benanav and K. Grahame Walker, each with the power to appoint his substitute, as the undersigned's attorneys to vote the shares of stock covered by this proxy at the Annual Meeting of Stockholders on April 5, 1995, or at any adjournment thereof, upon the matters set forth in the Notice of such meeting, with all the powers the undersigned would possess if personally present. Said persons are individually authorized to vote as specified on items 1 and 2 and otherwise in their discretion.

       (CONTINUED AND TO BE SIGNED, DATED, AND VOTED ON THE REVERSE SIDE)

                       1995 -- BARNES GROUP INC. -- PROXY

(1) The Board of Directors recommends a vote FOR the following nominees:
    ELECTION OF DIRECTORS: George T. Carpenter, Donna R. Ecton, Juan M. Steta, and A. Stanton Wells

     FOR          WITHHOLD       (INSTRUCTION: To withhold authority to vote for any individual nominee,
     ALL          AUTHORITY       write that nominee's name on the line provided below.)
  NOMINEES    FOR ALL NOMINEES
                                  ------------------------------------------------------------------
     / /             / /


(2) The Board of Directors recommends a    THIS PROXY IS SOLICITED BY THE BOARD
    vote FOR the following proposal:       OF DIRECTORS. UNLESS OTHERWISE
                                           DIRECTED, THIS PROXY SHALL BE VOTED
                                           FOR ITEMS 1 AND 2.

    Approval of the selection of Price
    Waterhouse as the Company's
    independent accountants.               Please sign exactly as name(s) appear
                                           hereon. If the shares are
                                           registered in the names of two or
                                           more persons, each should sign.
                                           Executors, administrators, trustees,
                                           guardians, attorneys-in-fact,
FOR         AGAINST     ABSTAIN            general partners and other persons
/  /        /  /        /  /               acting in a representative capacity
                                           should add their titles. When the
                                           proxy is given by a corporation, it
                                           should be signed by an authorized
                                           officer.

                                           -------------------------------------
                                           Signature

                                           -------------------------------------

                                           -------------------------------------
                                           Dated:                         , 1995
                                                 ------------------------
                                           PLEASE RETURN THIS CARD PROMPTLY
                                           USING THE ENCLOSED POSTAGE-PAID
                                           ENVELOPE.

                                          PLEASE SEE THE REVERSE SIDE.

  "PLEASE MARK INSIDE BOXES SO THAT DATA
PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"